                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



     Date of Report (date of earliest event Reported)    October 13, 1998




                              COLUMBIA ENERGY GROUP
             (Exact name of registrant as specified in its charter)


          Delaware                      1-1098                 13--1594808
----------------------------         ------------          -------------------
(State or other jurisdiction         (Commission             (IRS Employer
      of incorporation)              File Number)          Identification No.)


                13880 Dulles Corner Lane, Herndon, VA 20171-4600
                ------------------------------------------------
                    (Address of principal executive offices)


        Registrant's telephone number, including area code  (703) 561-6000
                                                           -----------------

Item 5. Other Events

        Information contained in a News Release dated October 13, 1998 is incorporated herein by reference.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               Columbia Energy Group
                                               ---------------------
                                                    (Registrant)




                                               By /s/ J. W. Grossman
                                                  ---------------------------
                                                  Vice President & Controller

Date: October 13, 1998

For Immediate Release                               Contact: Simon Ruebens
Oct. 13, 1998                                       (703) 561-6063

                       COLUMBIA ENERGY GROUP REPORTS GAIN
                            IN THIRD-QUARTER EARNINGS

     HERNDON, Va., Oct. 13 - Columbia Energy Group today reported third-quarter net income of $11.2 million, or 13 cents per share, compared to $100,000 in the same period last year.

     Columbia's earnings in the third quarter typically are very small or negative due to the seasonal nature of distribution operations that derive most of their income during the first- and fourth-quarter heating season. The third quarter's increase over the same period last year was due largely to increased revenue from the distribution segment's gas management activities and the transmission segment's transportation services together with the effect of unusual items that were recorded in last year's third quarter. These unusual items included, for the interstate pipeline subsidiary, Columbia Gas Transmission, a $6.6 million after-tax reserve for the sale of certain pipeline facilities and a $6.1 million after-tax reserve for restructuring and relocation activities.

     "I am pleased with the creativity and customer focus that Columbia has applied to today's energy marketplace," said Oliver G. Richard III, chairman, CEO and president of Columbia Energy Group. "Not only have we delivered a 13-cent improvement in the third quarter, but we continue to launch initiatives to successfully position the company in an increasingly competitive marketplace.

     "Included in the improvements to this quarter's results was the benefit from the largest market expansion for the transmission operations in Columbia's history. We also generated the highest ever third quarter operating income for our distribution segment, while making good on our commitment to extend economic democracy to our customers by providing 85 percent of our 2 million customers with the opportunity to choose their own energy provider and save on their monthly gas bill.

     "We also anticipate enhancing our ability to generate future revenue through a variety of planned initiatives," Richard added. "These include the 600 million cubic feet per day (MMcfd) expansion of our onshore East Lateral system in southeast Louisiana, the development of Sea Star, a new 56-mile,

660 MMcfd offshore pipeline in the Gulf of Mexico, and the construction of a new onshore pipeline to serve three electric power plants."

     Regarding the energy marketing segment, Richard said, "I am pleased to report that during the third quarter we grew our customer base by approximately 50 percent to 230,000 mass market customers, which makes us a leader in the competitive retail energy arena. We are now preparing to enter the Atlanta market where we will compete for the opportunity to serve 1.3 million customers and move closer to our goal of providing real choices, value and service to energy customers."

                      QUARTERLY OPERATING INCOME BY SEGMENT

     Operating income for the quarter was $54.1 million, an increase of $24.4 million over the same period last year.

     The TRANSMISSION AND STORAGE segment's operating income for the third quarter of 1998 was $54.7 million, a $16.8 million increase over the same period last year. Improving results were revenues from Columbia Gas Transmission's market expansion project, which began operations in November 1997, and a $3.3 million exit fee for allowing a customer to terminate a transportation contract. Improving the quarter-to-quarter comparison are items from last year that include a $10.1 million pre-tax valuation reserve for the sale of certain facilities as well as a $9.4 million pre-tax reserve for relocation and restructuring costs. After adjusting for these items, current period operating expenses were higher due in part to an increase in outside services and timing differences.

     The DISTRIBUTION segment reported operating income of $1.6 million for the third quarter compared to an operating loss of $11.4 million in the same period last year. This $13 million improvement was due largely to higher revenue from gas supply management activities that Columbia Gas of Ohio was allowed to retain under the terms of its 1997 rate settlement.

     Third-quarter 1998 operating income of $5.5 million for the EXPLORATION AND PRODUCTION segment reflected a small decrease of $100,000 from the same period last year. Gas production of 8.5 billion cubic feet (Bcf) was essentially unchanged from last year as the impact of pipeline maintenance and a delay in new production coming on line was only partially offset by new production from the purchase in 1997 of Alamco Inc. and the success of Columbia Natural Resources' drilling program. Full production is expected to resume during the fourth quarter; however, the estimated total production for 1998 is expected to be approximately 40 Bcf, down from the earlier estimate of 50 Bcf. Columbia Natural Resources currently has 11 drilling rigs operating in six states and is on track to accomplish its goal of drilling 185 wells during 1998. Gas prices were $2.83 per thousand cubic feet
(Mcf), up 47 cents per Mcf over the same period last year, reflecting the benefit of hedging a portion of the third quarter's production when prices were significantly higher than current market prices.

     The MARKETING segment reflects Columbia Energy Services' sales and trading results for natural gas and electric power. This segment had an operating loss of $6.5 million for the third quarter due to increased investment in its infrastructure, higher expenses associated with staff additions and participation in customer choice programs. In the same period last year, this segment had a loss of $1.3 million. Gas marketing revenue of $751.4 million increased $70.4 million over the third quarter of last year reflecting an 11 percent increase in sales volumes to 359 Bcf. Columbia Energy Services initiated an electric power trading program in late-1997. Electric power revenues were $361.8 million for the quarter.

     An operating loss of $1 million for the PROPANE, POWER GENERATION AND LNG segment was $900,000 greater than the $100,000 loss reported in the same period last year. The increased loss was due primarily to higher operating expenses for the propane operations attributable to recent acquisitions that were only partially offset by higher propane margins and higher revenue from power generation activities.

                RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 1998

Net Income

     Net income for the first nine months of 1998 was $181.5 million, or $2.18 per share, a decrease of $16.2 million, or 20 cents per share, from the same period last year. This decrease was largely due to the record-breaking warm weather experienced earlier in 1998 and the cost of Columbia's continued investment in the marketing segment. The results for both years were affected by several unusual items.

     Significant items favorably affecting net income in 1998 include a $15.9 million after-tax reduction in the cost of postretirement benefits, reflecting a buyout of a portion of those liabilities with an insurance carrier, a $10 million benefit from tax planning initiatives and an $8.7 million gain from the sale of certain storage volumes. Also contributing positively to 1998 results were lower operating expenses for the rate-regulated subsidiaries and increased gas production and prices for the exploration and production segment.

     During the same period last year, net income was improved $12.8 million by the implementation of tax planning initiatives, $12.4 million from

Columbia Gas Transmission's regulatory settlement and $5.5 million from a gain on the deactivation of a storage field. Decreasing last year's net income were $14.4 million of costs for restructuring and relocation activities and a $6.6 million valuation reserve for the sale of certain pipeline facilities.

Operating Income by Segment

     Operating income for the TRANSMISSION AND STORAGE segment was $231.3 million, an increase of $37.1 million over the same period last year. The improvement primarily reflected the sale of certain storage volumes, revenues from Columbia Gas Transmission's market expansion project, reduced operation and maintenance costs through the implementation of restructuring initiatives and the effect of Columbia Gulf Transmission's regulatory settlement. In 1997, operating income increased $19.1 million reflecting Columbia Gas Transmission's regulatory settlement and was reduced $17.3 million for restructuring charges and $10.1 million for the valuation reserve mentioned previously.

     Operating income for the first nine months of 1998 for the DISTRIBUTION segment of $135.1 million decreased $15.4 million from the same period last year due largely to the effect of 21 percent warmer weather. The adverse impact of warm weather reduced operating income by approximately $52 million. The impact of weather and higher gross receipts and property taxes was only partially offset by the beneficial effects of higher revenue from certain gas management activities and the favorable effects of a reduction in the cost of postretirement benefits and lower operation and maintenance costs.

     The EXPLORATION AND PRODUCTION segment reported operating income of $28.4 million, an increase of $5.7 million over 1997. The improvement was due to 3.4 Bcf higher natural gas production and a 42-cent-per-Mcf increase for the average price received for gas sales. For the first nine months of 1998, gas production was 28.7 Bcf and the average gas price was $3.01 per Mcf, due in large part to earlier hedging activities. The increased production included the effect of the 1997 acquisition of Alamco Inc. and new production brought on line by Columbia Natural Resources' successful drilling program. In 1997, a $4.1 million improvement was recorded for a contract buyout by a cogeneration facility.

     The MARKETING segment reported an operating loss of $19.6 million, compared to an operating loss of $700,000 for the first nine months of last year. Columbia continues to make significant investments in the marketing segment's infrastructure. Partially offsetting the higher costs associated with this investment were increased gas sales volumes and the inclusion of power sales in 1998. Sales volumes for 1998 were 1,070.6 Bcf, an increase of

519.2 Bcf, or 94 percent, while electric power marketing volumes for 1998 totaled 10,069 thousand megawatt hours. The volume increase was primarily in the lower-margin wholesale market.

     Operating income of $6.3 million for the PROPANE, POWER GENERATION AND LNG segment was $3.7 million lower than the same period last year. This decrease was due primarily to the adverse effect of warmer weather on propane operations. In 1997, operating income was improved when Columbia Electric received $3.2 million for assuming a cogeneration transportation contract.

Other Income (Deductions)

     Other Income of $9.3 million for the first nine months of 1998 decreased $18.6 million from the same period last year while interest expense of $120.5 million increased $5.2 million. These changes were primarily due to lower interest income on temporary cash investments, increased interest expense due to certain prepayments and an $8.5 million gain recorded last year for the deactivation of a storage field.




















This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning, on a consolidated, segment or subsidiary basis, Columbia's plans, objectives and expected performance (including exploration and production drilling and production estimates and plans regarding expansion of the transmission operations). There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of Columbia, including, but not limited to, competition, the regulatory approval process, weather, supply and demand for natural gas and changes in general economic conditions.



                                       ###

Investment Community Contacts:
Thomas L. Hughes: (703) 561-6001
Melissa E. Bockelmann: (703) 561-6011


     ADVISORY: The quarterly conference call between Chief Financial Officer Michael W. O'Donnell and security analysts will, for the first time, be available, in a listen-only mode, via the Internet for the press, investors and other members of the public. The discussion, including statements by O'Donnell and a Q & A session, will begin at 11:30 a.m. Eastern time today, Oct. 13.

INSTRUCTIONS FOR CONNECTION:

1. Using a computer with internet access and audio speakers, call up the Columbia Energy Group web site homepage at -

                  http://www.columbiaenergygroup.com

2. From the homepage, select the Investor Information tab at the top of the page to reach the Investor Information: Online Financial Information announcement regarding the October 13 conference call.

3. Scroll down and click the "here" hyperlink text to access the Pre-event Page which provides conference call schedule information, access to the conference call, free access to REALPLAYER 5.0(TM) (audio software that may be necessary for internet participation), pre-event system test instructions and call replay instructions.

4. If necessary, download free REALPLAYER 5.0(TM) by clicking the "here" hyperlink text at the bottom of the Pre-event Page. Please allow several minutes to download.

5. After assuring that REALPLAYER 5.0(TM) is installed on your computer, you may test your access to the conference call by clicking the "here" hyperlink text also on the Pre-event Page.

6. Finally, from the Pre-event Page, to listen live to the conference call, click on the Live 1998 Q3 Earnings Conference Call "here" hyperlink text as early as 11:25 EDT on October 13, 1998 or anytime during the call. The call is expected to last approximately 45 minutes. Internet call replay is also available.

                              COLUMBIA ENERGY GROUP
                     Summary of Financial and Operating Data



                                                                    THREE MONTHS                          NINE MONTHS
                                                                 ENDED SEPTEMBER 30,                  ENDED SEPTEMBER 30,
                                                               -----------------------             --------------------------
                                                               1998               1997             1998                  1997
                                                               ----               ----             ----                  ----
INCOME STATEMENT DATA
 ($ in millions)

Net Revenues
   Energy sales .......................................        1,287.2            843.0            4,032.6            2,800.0
   Less: Products purchased ...........................        1,107.9            662.0            3,263.9            1,959.0
                                                               -------            -----            -------            -------

   Gross Margin .......................................          179.3            181.0              768.7              841.0

   Transportation .....................................          113.2            105.7              395.9              374.5
   Production gas sales ...............................           12.8             9.04                1.9               22.7
   Other ..............................................           44.9             35.6              151.8              128.3
                                                               -------            -----            -------            -------
Total Net Revenues ....................................          350.2            331.3            1,358.3            1,366.5
                                                               -------            -----            -------            -------

Operating Expenses
   Operation and maintenance ..........................          213.3            223.7              636.3              674.6
   Depreciation and depletion .........................           49.6             42.8              175.6              163.2
   Other taxes ........................................           33.2             35.1              167.2              158.1
                                                               -------            -----            -------            -------
Total Operating Expenses ..............................          296.1            301.6              979.1              995.9
                                                               -------            -----            -------            -------

Operating Income ......................................           54.1             29.7              379.2              370.6
                                                               -------            -----            -------            -------

Other Income (Deductions)
   Interest income and other, net .....................            3.8              7.5                9.3               27.9
   Interest expense and related charges ...............          (40.4)           (37.0)            (120.5)            (115.3)
                                                               -------            -----            -------            -------
Total Other Income (Deductions) .......................          (36.6)           (29.5)            (111.2)             (87.4)
                                                               -------            -----            -------            -------

Income before Income Taxes ............................           17.5              0.2              268.0              283.2
Income Taxes ..........................................            6.3              0.1               86.5               85.5
                                                               -------            -----            -------            -------

Net Income ............................................           11.2              0.1              181.5              197.7
                                                               =======            =====            =======            =======

PER SHARE DATA (a)
   Earnings Per Share of Common Stock ($) .............           0.13               --               2.18               2.38
   Average Common Shares
     Outstanding (millions) ...........................           83.4             83.1               83.3               83.1

   Diluted Earnings Per Share of Common  Stock ($).....           0.13               --               2.17               2.37
   Diluted Average Common Shares (millions) ...........           83.8             83.5               83.7               83.4



(a) All per share amounts, average common shares outstanding and diluted average common shares have been restated to reflect a three-for-two common stock split, in the form of a stock dividend, effective June 15, 1998.

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)




OPERATING INCOME (LOSS) BY SEGMENT
($ in millions)

                                       TRANSMISSION AND STORAGE OPERATIONS

                                                  THREE MONTHS                           NINE MONTHS
                                               ENDED SEPTEMBER 30,                   ENDED SEPTEMBER 30,
                                               -------------------                   -------------------
                                             1998              1997                 1998            1997
                                             ----              ----                 ----            ----
OPERATING REVENUES
   Transportation revenues ......            130.6            131.8                 445.2          448.8
   Storage revenues .............             45.4             45.2                 137.7          137.0
   Other revenues ...............              4.0              3.3                  27.1           33.0
                                             -----            -----                 -----          -----
Total Operating Revenues ........            180.0            180.3                 610.0          618.8
                                             -----            -----                 -----          -----

OPERATING EXPENSES
   Operation and maintenance.....             87.5            103.6                 262.0          305.0
   Depreciation .................             25.8             25.8                  75.8           78.7
   Other taxes ..................             12.0             13.0                  40.9           40.9
                                             -----            -----                 -----          -----
Total Operating Expenses ........            125.3            142.4                 378.7          424.6
                                             -----            -----                 -----          -----

OPERATING INCOME ................             54.7             37.9                 231.3          194.2
                                             =====            =====                 =====          =====


                                            DISTRIBUTION OPERATIONS
                                                  THREE MONTHS                           NINE MONTHS
                                               ENDED SEPTEMBER 30,                   ENDED SEPTEMBER 30,
                                             -----------------------               -----------------------
                                             1998               1997               1998               1997
                                             ----              -----               ----               ----
NET REVENUES
   Sales revenues ................           178.6             166.5               1,199.1         1,534.5
   Less: Cost of gas sold.........            83.3              77.6                 723.1         1,004.2
                                             -----            ------               -------         -------
   Net Sales Revenues.............            95.3              88.9                 476.0           530.3
                                             -----            ------               -------         -------

   Transportation revenues........            29.1              22.4                 122.6            97.8
   Less: Associated gas  costs....             2.5               1.7                  12.5             7.9
                                             -----            ------               -------         -------
   Net Transportation Revenues....            26.6              20.7                 110.1            89.9
                                             -----            ------               -------         -------

Net Revenues......................           121.9             109.6                 586.1           620.2
                                             -----            ------               -------         -------

OPERATING EXPENSES
   Operation and maintenance......            91.8              94.8                 275.7           307.6
   Depreciation...................            11.4               7.8                  61.9            55.8
   Other taxes....................            17.1              18.4                 113.4           106.3
                                             -----            ------               -------         -------
Total Operating Expenses..........           120.3             121.0                 451.0           469.7
                                             -----            ------               -------         -------

OPERATING INCOME (LOSS)...........             1.6             (11.4)                135.1           150.5
                                             =====            ======               =======         =======

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



                                             EXPLORATION AND PRODUCTION OPERATIONS

                                                                    THREE MONTHS                      NINE MONTHS
                                                                 ENDED SEPTEMBER 30,              ENDED SEPTEMBER 30,
                                                                ---------------------             --------------------
                                                                1998             1997             1998            1997
                                                                ----             ----             ----            ----

OPERATING REVENUES
   Gas revenues .....................................          24.1              23.9             86.5            77.6
   Other revenues....................................           2.7               0.8             10.1             2.8
                                                               ----              ----             ----            ----
Total Operating Revenues.............................          26.8              24.7             96.6            80.4
                                                               ----              ----             ----            ----

OPERATING EXPENSES
   Operation and maintenance.........................          10.4              10.8             33.2            30.9
   Depreciation and depletion........................           8.6               6.0             27.5            20.6
   Other taxes.......................................           2.3               2.3              7.5             6.2
                                                               ----              ----             ----            ----
Total Operating Expenses.............................          21.3              19.1             68.2            57.7
                                                               ----              ----             ----            ----

OPERATING INCOME.....................................           5.5               5.6             28.4            22.7
                                                               ====              ====             ====            ====


                                                    MARKETING OPERATIONS

                                                                    THREE MONTHS                           NINE MONTHS
                                                                 ENDED SEPTEMBER 30,                    ENDED SEPTEMBER 30,
                                                                ---------------------                  --------------------
                                                                1998             1997                  1998            1997
                                                                ----             ----                  ----            ----
OPERATING REVENUES
   Gas revenues .....................................         751.4            681.0               2,392.2         1,283.0
   Power revenues....................................         361.8               --                 459.6              --
                                                            -------            -----               -------         -------
Total Operating Revenues.............................       1,113.2            681.0               2,851.8         1,283.0

Less: Products purchased.............................       1,099.5            673.4               2,815.1         1,265.9
                                                            -------            -----               -------         -------

Gross Margin.........................................          13.7              7.6                  36.7            17.1
                                                            -------            -----               -------         -------

OPERATING EXPENSES
   Operation and maintenance.........................          18.6              8.0                  52.1            16.2
   Depreciation......................................           1.0              0.7                   2.4             0.9
   Other taxes.......................................           0.6              0.2                   1.8             0.7
                                                            -------            -----               -------         -------
Total Operating Expenses.............................          20.2              8.9                  56.3            17.8
                                                            -------            -----               -------         -------

OPERATING (LOSS).....................................          (6.5)            (1.3)                (19.6)           (0.7)
                                                            =======            =====               =======         =======

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



                                       PROPANE, POWER GENERATION AND LNG OPERATIONS

                                                               THREE MONTHS                            NINE MONTHS
                                                           ENDED SEPTEMBER 30,                     ENDED SEPTEMBER 30,
                                                          ---------------------                   --------------------
                                                          1998             1997                   1998            1997
                                                          ----             ----                   ----            ----
NET REVENUES
   Propane revenues ...............................        8.6              9.5                  43.0            47.7
   Less: Products purchased........................        5.1              6.4                  23.6            29.6
                                                         -----           ------                ------           -----
   Net Propane Revenues............................        3.5              3.1                  19.4            18.1

   Power Generation................................        2.6              0.3                   6.4             8.7

   Other Revenues..................................        5.1              4.9                  12.7            13.3
                                                         -----           ------                ------           -----

Net Revenues.......................................       11.2              8.3                  38.5            40.1
                                                         -----           ------                ------           -----

OPERATING EXPENSES
   Operation and maintenance.......................       10.3              7.1                  27.1            26.0
   Depreciation....................................        1.4              0.9                   3.6             2.6
   Other taxes.....................................        0.5              0.4                   1.5             1.5
                                                         -----           ------                ------           -----
Total Operating Expenses...........................       12.2              8.4                  32.2            30.1
                                                         -----           ------                ------           -----

OPERATING INCOME (LOSS)............................       (1.0)            (0.1)                  6.3            10.0
                                                         =====           ======                ======           =====

                                                        CORPORATE

                                                                   THREE MONTHS                           NINE MONTHS
                                                                ENDED SEPTEMBER 30,                   ENDED SEPTEMBER 30,
                                                               ---------------------                 ---------------------
                                                               1998             1997                 1998             1997
                                                               ----             ----                 ----             ----
OPERATING (LOSS).....................................          (0.2)            (1.0)                (2.3)            (6.1)
                                                               ====             ====                 ====             ====

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



                                                              SEPTEMBER 30, 1998         DECEMBER 31, 1997
                                                              ------------------         -----------------
CAPITALIZATION
($ in millions)

Common Stock Equity
     Common stock,  $10 par value,
     outstanding 83,449,828 and 55,495,460* shares,
     respectively....................................                834.5                     554.9

     Additional paid in capital......................                760.2                     754.2

     Retained earnings...............................                338.5                     482.7

     Unearned employee compensation..................                 (0.9)                     (1.1)

     Accumulated Other Comprehensive Income:
       Foreign currency translation adjustment.......                 (0.2)                       --
                                                                   -------                   -------

Total Common Stock Equity............................              1,932.1                   1,790.7

Long-Term Debt.......................................              2,002.1                   2,003.5
                                                                   -------                   -------

Total Capitalization.................................              3,934.2                   3,794.2
                                                                   =======                   =======

Short-Term Debt......................................                 97.7                     328.1
                                                                   =======                   =======

* The common shares outstanding at December 31, 1997, do not reflect the three-for-two common stock split, effective on June 15, 1998.

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)


                                                                    THREE MONTHS                           NINE MONTHS
                                                                 ENDED SEPTEMBER 30,                   ENDED SEPTEMBER 30,
                                                                ---------------------                  --------------------
                                                                1998             1997                  1998             1997
                                                                ----             ----                  ----             ----
AVERAGE PRICE OF GAS PRODUCTION ($ PER MCF)
     U.S.............................................          2.83             2.36                  3.01             2.59
     Canada..........................................          2.44               --                  2.70               --

OPERATING DATA
   Gas Production (billion cubic feet):
     U.S.............................................           8.5              8.6                  28.6             25.3
     Canada..........................................            --               --                   0.1               --
                                                             ------           ------               -------            -----
     Total...........................................           8.5              8.6                  28.7             25.3
                                                             ======           ======               =======            =====

   Propane gallons sold (millions)...................           9.7             10.9                  44.5             47.8
                                                             ======           ======               =======            =====

   Marketing volumes sold
     Gas sales (billion cubic feet)..................         359.0            323.0               1,070.6            551.4
     Power sales (thousand megawatt hours)...........         6,716               --                10,069               --

THROUGHPUT
  Transmission (billion cubic feet):
     Transportation
      Columbia Transmission
        Market area..................................         151.0            145.4                 674.6            719.6
      Columbia Gulf
        Mainline.....................................         138.8            145.4                 420.6            458.3
        Short-haul...................................          56.7             66.1                 178.3            185.1
        Intrasegment eliminations....................        (134.4)          (142.6)               (406.8)          (448.0)
                                                             ------           ------               -------           ------
  Total Throughput...................................         212.1            214.3                 866.7            915.0
                                                             ======           ======               =======           ======

  Distribution (billion cubic feet):
   Gas sales.........................................          14.7             16.6                 143.7            180.4
   Transportation....................................          60.2             54.0                 206.8            187.0
                                                             ------           ------               -------           ------
  Total Throughput...................................          74.9             70.6                 350.5            367.4
   Off-system sales..................................           8.9              3.1                  60.3             45.3
                                                             ------           ------               -------           ------
  Total Sold and Transported.........................          83.8             73.7                 410.8            412.7
                                                             ======           ======               =======           ======

  DEGREE DAYS (DISTRIBUTION SERVICE TERRITORY)
    Actual...........................................            41              108                 2,878            3,638
    Normal...........................................            41               41                 3,568            3,568
    % Colder (warmer) than normal....................            --              163                   (19)               2
    % Colder (warmer) than prior period..............           (62)               5                   (21)              (7)